UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: September 19, 2006
Date of earliest event reported: September 18, 2006
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15395	52-2187059

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 WEST 42ND STREET NEW YORK, NY	10036

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 827-8000
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On September 18, 2006, Martha Stewart Living Omnimedia, Inc. (“MSO”) was informed by the New York Stock Exchange (“NYSE”) that it did not fully comply with Section 303A.02(a) of the NYSE Listed Company Manual, which requires that the director independence standards in MSO’s Corporate Governance Guidelines (“Guidelines”) be published in its annual proxy statement.
Prior to the filing of its 2006 Proxy Statement, MSO had (and will continue to have) posted the Guidelines for reference. The independence standards in MSO’s Guidelines are more stringent than the NYSE requirements. MSO does not believe that our previous proxy statement disclosure was materially different from that required by the NYSE Listed Company Manual. However, MSO has determined to make the disclosure specified by the NYSE Listed Company Manual in this current report on Form 8-K. MSO will include such disclosure in its Proxy Statement for 2007. The Company does not believe that the discrepancy is material to investors and, further, the NYSE has informed the Company that such discrepancy will be cured by the filing of this Form 8-K.
The proxy statement for MSO’s 2006 Annual Meeting of Shareholders identified our independent directors and indicated how director independence is evaluated. The proxy statement indicated that MSO’s Corporate Governance Guidelines are available from the office of MSO’s Corporate Secretary or through the Corporate Governance link on MSO’s website at www.marthastewart.com under “Investor Relations” with a further link to “Corporate Governance.”
According to the MSO standards, an “independent” director is a director who the Board determines meets the independence criteria of the New York Stock Exchange (“NYSE”). The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The independence standards in MSO’s Corporate Governance Guidelines provide as follows:
An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Board has determined that a director is not independent if:
1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.

3.	(a)The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.
In addition, the Nominating and Corporate Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee, and a director is presumed not to be independent if the director, or the director’s spouse, is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances.
An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC. (Registrant)
Date: September 19, 2006	By:	/s/ John R. Cuti
John R. Cuti
General Counsel